                                                                      EXHIBIT 21

SUBSIDIARIES AND AFFILIATES OF EEX CORPORATION:

EEX Operating LLC
EEX Operating L.P.
EEX Capital, Inc.
Enserch Offshore, Inc.
Enserch International Oil & Gas, Inc.
EEX International, Inc.
DALEN Resources California Co.
Corpus Christi Energy Co.
Corpus Christi Hydrocarbons Co.
Enserch (UK) Oil & Gas Limited
Enserch Far East Ltd.
Enserch India, Inc.
Enserch Malaysia Ltd.
Enserch Middle East Ltd.
EEX Asahan Ltd.
Enserch International Exploration Ltd.
EEX Turkey B.V.